Exhibit 7.06

STRICTLY CONFIDENTIAL

Rollover Equity Commitment Letter

August 8, 2006

To:	RMK Acquisition Corporation
The Other Investors Listed on Schedule B

Re:	Acquisition of ARAMARK Corporation

Ladies and Gentlemen:

Reference is made to (1) the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among ARAMARK Corporation, a Delaware corporation (the “Company”), RMK Acquisition Corporation, a Delaware corporation (“MergerCo”), and RMK Finance LLC, a Delaware limited liability company (“SibCo”), and pursuant to which MergerCo, or its permitted assignees, will be merged with and into the Company (the “Merger”) and (2) the Interim Investors Agreement, dated as of the date hereof (the “Interim Investors Agreement”), by and among MergerCo, SibCo and the Investors named therein. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement and the Interim Investors Agreement, as appropriate. This letter is being delivered to the addressees in connection with the execution of the Merger Agreement by the Company, MergerCo and SibCo.

This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to subscribe for shares of common stock, par value $0.10, of MergerCo (or, should the Investors hereafter agree (including the consent of the undersigned, which shall not be unreasonably withheld), the shares of common stock, par value $0.10, of ARAMARK Holdings Corporation, a Delaware corporation (“Parent”)) (“Subscribed Shares”) for aggregate consideration consisting of the number of shares of Common Stock set forth on Schedule A (the “Committed Shares”), provided that the undersigned shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to MergerCo (or Parent) other than the contribution of the Committed Shares. The Subscribed Shares shall have a value for purposes of determining the relative equity contributions of the undersigned and the Sponsor Groups as set forth under the heading “Total Value” in Appendix A. The obligation of the undersigned to fund the Committed Shares (the “Commitment”) is subject to (a) the terms of this letter, and (b) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement and without waiver of any condition or amendment of the Merger Agreement that, in either case, is not consented to in writing by (1) the undersigned or (2) the Majority Investors in accordance with the Interim Investors Agreement.

This letter, and the undersigned’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement, (c) if MergerCo or SibCo breaches any representation, warranty, covenant or agreement under the Merger Agreement, and the Majority Investors agree to simultaneously terminate this letter and the corresponding letters delivered by each of the Investors and (d) the assertion by the Company or any of its affiliates in any litigation or other proceeding of any claim under any Sponsor Letter Agreement of any Sponsor Group.

The undersigned represents and warrants to MergerCo that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter and to fulfill and perform the undersigned’s obligations hereunder; (ii) this letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms; (iii) the undersigned is the record and beneficial owner of the Committed Shares, free and clear of any lien or encumbrance (other than those arising under this letter) and has full and unrestricted power to dispose of all of such Committed Shares as contemplated by this letter without the consent or approval of, or any other action on the part of, any other Person; (iv) other than the filing by the undersigned of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this letter by the undersigned, the consummation by the undersigned of the transactions contemplated hereby or compliance by the undersigned with any of the provisions hereof (1) requires any consent or other permit of, or filing with or notification to, any Governmental Entity or any other Person by the undersigned, (2) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which the undersigned is a party or by which the undersigned or any of the Committed Shares may be bound or affected, (3) violates any law or order or judgment of any governmental authority applicable to the undersigned or the Committed Shares, or (4) results in a lien or encumbrance upon any of the Committed Shares; (v) the undersigned has not entered into any share disposition, commitment or other agreement or arrangement that is inconsistent with this letter (including the Commitment); and (vi) assuming the requisite approval of the Board of Directors in accordance with the Company Certificate, neither the execution, delivery, or performance of this letter will result in any automatic conversion of any Committed Shares that are shares of Class A Common Stock into Class B Common Stock pursuant to any provision of the Company’s certificate of incorporation or bylaws or otherwise. The undersigned covenants and agrees that from and after the date hereof and for so long as this letter remains in effect, the undersigned shall not take or omit to take any action that would or would cause or result in any of the foregoing representations and warranties to become untrue.

The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of MergerCo and each Investor, and any attempted assignment shall be null and void and of no force or effect. This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by MergerCo and the undersigned and approved in writing by each Investor.

This letter shall be binding on the undersigned solely for the benefit of the addressees, and nothing set forth in this letter shall be construed to confer upon or give to any person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the Commitment or any provisions of this letter.

This letter may only be enforced by the addressees at the direction of the Majority Investors, so long as such Majority Investors are not themselves in default of any of their respective obligations under their respective equity commitment letters or the Interim Investors Agreement and are ready, willing and able to consummate the Merger. Subject to the foregoing,

MergerCo shall have no right to enforce this letter unless directed to do so by the Majority Investors in their sole discretion. MergerCo’s creditors shall have no right to enforce this letter or to cause MergerCo to enforce this letter.

The Company’s remedies against the Sponsor Groups under the Sponsor Letter Agreements shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Investors, including the undersigned, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event MergerCo or SibCo breaches its respective obligations under the Merger Agreement, whether or not MergerCo’s or SibCo’s breach is caused by the undersigned’s breach of its obligations under this letter. Nothing in this letter, express or implied, is intended to or shall confer upon any person, other than MergerCo and the Investors, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.

This letter shall be treated as confidential and is being provided to the addressees solely in connection with the Merger. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Majority Investors. The foregoing notwithstanding, and without prejudice to the sixth paragraph of this letter, this letter may be provided to the Company if the Company agrees to treat this letter as confidential, except that the Company and the undersigned may disclose the existence of this letter to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger, including the Company Proxy Statement, Schedule 13E-3, any Schedule 13D filings by the undersigned and Other Filings.

The parties hereto intend for the contribution of the Commitment by the undersigned to be treated as a rollover or other tax-free exchange (to the extent of stock received) under the Internal Revenue Code of 1986, as amended, and will treat such contribution as such for all tax purposes unless otherwise required by a change in applicable law.

This letter may be executed in counterparts and by facsimile. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another State to otherwise govern this Agreement. The parties hereto hereby (a) submit to the personal jurisdiction of Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, in the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties hereto agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

Joseph Neubauer

Accepted and Acknowledged:

RMK ACQUISITION CORPORATION

By:
Name:
Title:

Schedule A

Commitment

8,534,463 shares of Common Stock, which corresponds to a Total Value of $250 Million;

subject to adjustment as follows:

The Total Value shall be reduced on a dollar-for-dollar basis by up to $50 million to the extent that management participation as of the Closing is greater than $50 million. In such circumstance, the number of shares of Common Stock to be contributed by the undersigned shall be reduced and the relevant Rollover Price shall be adjusted as set forth in the second and third columns of Appendix A and the Subscribed Shares received in exchange therefor shall have a Total Value equal to the corresponding first column; provided, further, that the foregoing calculations of Shares contributed and the relevant Rollover Prices are based upon the assumption that the number of fully-diluted shares of Common Stock is equal to 184,739,037 (the “Estimated Amount”), the estimated number of fully-diluted shares of Common Stock as of September 30, 2006. The number of Shares contributed and the relevant Rollover Price set forth herein shall be adjusted as of the Closing based upon the difference between (x) the number of fully-diluted shares of Common Stock as of the Closing and (y) the Estimated Amount.

Appendix A

Total Value (in millions)	# of shares	Rollover Price
$250	8,534,462.77	$29.29
$245	8,386,533.78	$29.21
$240	8,238,604.78	$29.13
$235	8,090,675.79	$29.05
$230	7,942,746.79	$28.96
$225	7,794,817.80	$28.87
$220	7,646,888.80	$28.77
$215	7,498,959.81	$28.67
$210	7,351,030.82	$28.57
$205	7,203,101.82	$28.46
$200	7,055,172.83	$28.35

*	To the extent that the Total Value to be contributed as of Closing is not shown above, the number of shares and Rollover Price shall be extrapolated based on the next highest and next lowest Total Values shown above.

Schedule B

Other Investors

GS Capital Partners V Fund, L.P.

J.P. Morgan Partners (BHCA), L.P.

CCMP Capital Investors II, L.P.

Thomas H. Lee Partners, L.P.

Warburg Pincus Private Equity IX, L.P.